For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)	Chris Daly
Chief Operating Officer	Daly Gray, Inc. (Media)
(561) 227-1386	(703) 435-6293

Chatham Lodging Announces Date of 2016 Annual Meeting of Shareholders

PALM BEACH, Fla., February 26, 2016 - Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale extended-stay hotels and premium-branded select-service hotels, today announced that its Board of Trustees has set the date for the company’s annual meeting of shareholders for May 19, 2016 at 9:00 a.m. EST. The meeting will be held at the company’s corporate offices located at 222 Lakeview Avenue, 1st Floor, Palms Meeting Room, West Palm Beach, FL 33401.
The record date for determining shareholders entitled to notice of, and to vote at, the annual meeting will be the close of business on March 15, 2016.

About Chatham Lodging Trust
Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 133 hotels totaling 18,176 rooms/suites, comprised of 38 properties it wholly owns with an aggregate of 5,678 rooms/suites in 15 states and the District of Columbia and a minority investment in two joint ventures that own 95 hotels with an aggregate of 12,498 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com or www.chathamlodgingtrust.reit.